Exhibit 10.26

NET SMELTER RETURN
ROYALTY AGREEMENT

This Agreement (the "Agreement") is entered into on _________ __, 2008, by and among BOLSA RESOURCES, INC., a corporation duly organized under the laws of the State of Arizona (hereinafter referred to as "Bolsa"), Aurelio Resource Corporation, a Nevada corporation ("Aurelio") and Telifonda (Cayman) Ltd., a Cayman Islands corporation, or its designee ("NewCo"). Bolsa, Aurelio and NewCo are referred to herein as a 'Party" and collectively herein as the "Parties".

NewCo acquired all of the outstanding capital stock of Bolsa from Aurelio under a certain Stock Purchase Agreement between Aurelio and the NewCo, September 30, 2008, as amended (the "Stock Purchase Agreement"). Under the terms of the Stock Purchase Agreement, NewCo agreed to cause Bolsa, its wholly owned subsidiary, to grant to Aurelio a net smelter return royalty from the minerals product derived form certain real property assets owned and/or leased by Bolsa.

This Agreement sets forth the terms and conditions under which (a) Bolsa grants to Aurelio the net smelter return royalty from the minerals product derived from certain real property assets owned and/or leased by Bolsa, and (b) Bolsa, NewCo and Aurelio have the right to convert the net smelter return royalty granted hereunder into shares of Bolsa or NewCo, as the case may be, and Aurelio has the right to purchase all of the shares of common and preferred stock of Bolsa.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions. The following terms shall have the following meaning for purposes of this Agreement:

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

"Cash Consideration" shall have the meaning set forth in Section 9(a) below.

"Concentrates" means the product derived from Crude Ore after waste materials have been removed through leaching, milling or other beneficiation.

"Crude Ores," whether singular or plural, shall mean all ores, metals, Minerals which Bolsa either (A) mines, extracts, or otherwise recovers (including by in situ methods) from the Initial Bolsa Real Property Assets and sells or delivers to a processing plant for physical or chemical treatment, or (B) treats in place on the Initial Bolsa Real Property Assets by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by Bolsa from the Initial Bolsa Real Property Assets and sold or delivered for processing by Bolsa, and all Mineral and non-mineral components of all such materials and solutions.

"Extraction Taxes" means sales, use, value added, gross receipts, ad valorem, severance, any taxation on the net proceeds of mining operations and other taxes payable in respect to severance, production, removal, sale or disposition of the Crude Ore or Concentrates, but excluding any taxes on net income.

"Initial Bolsa Real Property Assets" shall mean the real property rights and interests described in Annex A attached hereto and incorporated herein by this reference, and any and all amendment, relocations, substitutions or replacements of the mining claims on the referenced real property in which Bolsa or any Affiliate of Bolsa has any right, title or interest..

"Minerals," whether singular or plural, shall mean any and all mineral substances of any nature, metallic or non-metallic. The term "Minerals" shall not include oil, gas, or other liquid or gaseous hydrocarbon or geothermal substances.

"Proceeds" means the sum actually received by Bolsa during each calendar quarter from the sale, including forward sales, of Crude Ore or Concentrates produced from the Initial Bolsa Real Property. "Proceeds" does not include any profits or losses incurred by Bolsa or any of its Affiliates in any hedging, price protection, commodities trading or similar activities.

"Processing Costs" means either (a) the amounts actually incurred by Bolsa for leaching, milling, treating, processing or other beneficiation, including transporting, sizing and crushing of the ores, where such services are performed by a party other than Bolsa and including assaying and sampling costs and including penalties, if any incurred, or (b) if such operations are carried out by Bolsa, the charges, cost and penalties, if any incurred, for such operations, including transportation, which Bolsa would have incurred if such operations were carried out in facilities not owned or controlled by Bolsa and then offering comparable custom services for comparable products or on comparable terms; provided, however, that in all cases "Processing Costs" shall not include the Transportation Costs..

"Transportation Costs" means the expenses and charges actually incurred by Bolsa in transporting the Crude Ore or Concentrates from mine to smelter, refinery or other place of sale. Such expenses shall include, but not be limited to, freight, shipment insurance, handling, port, delay, demurrage, lighterage, tug, forwarding costs and transportation taxes.

Reference to dollar amounts in this agreement shall refer to United States dollars.

2. Net Smelter Return Royalty. As of the date hereof, in connection with the transactions contemplated under the Stock Purchase Agreement, Bolsa does hereby grant convey, remise, release, and forever quitclaim unto Aurelio, its successors and assigns, a production royalty of three percent (3%) of the Net Smelter Returns (as herein defined) from all Crude Ores and Concentrates mined or otherwise recovered and removed from the Initial Bolsa Real Property Assets (the "Bolsa NSR"). The Bolsa NSR shall be determined as follows:

(a) Sale of Crude Ore or Concentrates to Third Party. If Crude Ore or Concentrates are sold by Bolsa to a third party that is not an Affiliate of Bolsa, the "Net Smelter Returns" shall mean the Proceeds received from such sale by Bolsa, less, to the extent borne by Bolsa, sales and brokerage costs, Transportation Costs, Processing Costs and Extraction Taxes. For purposes of this Agreement, such Crude Ore or Concentrates shall be deemed sold at the time the Proceeds are received by Bolsa.

(b) Sale of Crude Ore or Concentrate to Affiliate. If Crude Ore or Concentrates are sold or transferred by Bolsa to an Affiliate, the "Net Smelter Returns" shall mean an amount equal to that which would have been received by Bolsa from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Bolsa. For purposes of this Agreement, such Crude Ore or Concentrates shall be deemed sold at the time they are delivered to the Affiliate.

(c) Retainage of Crude Ore or Concentrates. If Concentrates are retained by Bolsa for further smelting, refining, precipitation or other additional processing by a third party that is not an Affiliate of Bolsa at a site that is not located adjacent to or on the Initial Bolsa Real Property Assets, such Concentrates shall be deemed sold by Bolsa at the time such Concentrates are delivered to the smelter, refinery, precipitation plant or other facility, and the "Net Smelter Returns" from such Concentrates shall mean an amount equal to that which would have been received by Bolsa from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Bolsa.

3. Payment of Royalty. The obligation to pay the Bolsa NSR shall accrue upon the actual or deemed sale of the Crude Ores or Concentrates subject thereto.. Payment of the Bolsa NSR shall be made on or before the last day of January, April, July and October ("Payment Dates") of each year for royalty obligations that accrued during the preceding calendar quarter. Each Payment shall be accompanied by a statement showing weights and values of mineral substances recovered from the Crude Ore and Concentrates produced from the Initial Bolsa Real Property Assets during the period for which payment is made, the Proceeds received or the value of the deemed sale of such Crude Ore and Concentrates and the amounts deductible therefrom to determine Net Smelter Returns as set forth in Section 2 of this Agreement. If no written objection is made by Aurelio to the correctness of the statement within sixty (60) days from the date thereof, such statement shall be deemed conclusively to be correct and such royalty payment sufficient and complete.

4. Disputes. In case of any dispute or question as to the ownership of all or any portion of the Bolsa NSR, or the amount of payment to be made by Bolsa under this Agreement, Bolsa may deposit any amount otherwise due to Aurelio in escrow until the dispute is finally resolved. Bolsa may credit all costs and expenses, including attorney's fees, it incurs by reason of such dispute or question against all amounts otherwise due to Aurelio only in the event Bolsa prevails.

5. Waste Rock, Spoil and Tailings. The ore, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of Mineral Substances mined or extracted from the Initial Bolsa Real Property Assets shall be the property of Bolsa subject to the Bolsa NSR as provided herein. Bolsa shall not be liable for mineral values lost in mining or processing employing sound practices. The Bolsa NSR shall be payable on all Minerals recovered and sold or deemed sold both prior to and after the time waste rock, spoil, tailings, or other mine wastes and residue are first disposed of as such, and such waste rock, spoil, tailings or other mine wastes and residue shall be the sole property of Bolsa. Bolsa shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Aurelio shall have no claim or interest therein or to proceeds or minerals values recovered therefrom.

6. Weighing, Measuring and Sampling.

(a) Bolsa shall at all times while production is occurring upon the Initial Bolsa Real Property Assets accurately weigh, measure and sample in accordance with customary industry practices for precious metals mines, all Crude Ore or other material including products developed from ore or other material, and all Concentrates, to the end that accurate and complete records and reports are made and retained to ascertain the quantity of ores and minerals recovered and removed from the Initial Bolsa Real Property Assets. Aurelio shall have the right, at its sole cost and risk, upon reasonable notice at all reasonable times, to inspect all records and reports mentioned herein, and the operations being conducted on the Initial Bolsa Real Property Assets, so long as such inspections do not unreasonably interfere with Bolsa's business or operations and comply fully with its safety rules and procedures. Aurelio shall indemnify and hold harmless Bolsa and its Affiliates and their respective directors, officers, shareholders, employees, agents and attorneys, from and against any liabilities which may be imposed upon, asserted against or incurred by any of them by reason of injury to Bolsa, its Affiliates, or Aurelio or any of their respective agents or representatives caused by Aurelio's exercise of its inspection rights under this Agreement.

(b) Bolsa shall have the right of mixing or commingling, at any location and either underground or at the surface, any ores, metals, minerals or mineral products from the Initial Bolsa Real Property Assets with any ores, metals, minerals, or mineral products from other lands, provided that Bolsa shall determine the weight and volume of, sample and analyze all such ores, metals, minerals and mineral products before the same are so mixed or commingled. Any such determining of weight or volume, sampling and analysis shall be made in accordance with sound sampling and analytic practices and procedures. The weight or volume and the analysis so derived shall be used as the basis of allocation of Bolsa NSR payable to Aurelio under this Agreement.

7. Operations. Bolsa shall have no obligation to commence or to continue mining, or to mine any particular quantities of Crude Ores from the Initial Bolsa Real Property Assets. Aurelio's interest in the Initial Bolsa Real Property Assets shall be solely that of a non-participating royalty holder and it shall have no rights to participate in or influence management or decision-making regarding operations on the Initial Bolsa Real Property Assets. Aurelio expressly disclaims any implied covenants of diligence with respect to operations on the Initial Bolsa Real Property Assets, including without limitation all exploration, development, mining, and processing operations.

8. Additional Land Purchase or Lease. To ensure the mining rights on the Initial Bolsa Real Property Assets will not interfere with adjunct mining rights and other real property usage, Bolsa shall use its commercial efforts to purchase additional land adjunct to the Initial Bolsa Real Property Assets.

9. Additional Funding of Bolsa. NewCo agrees to make available to Bolsa no later than _________, 2008 at least Eight Million US Dollars (US$8,000,000) which funds shall be used to fund a work program for completion of a Pre-Feasibility Study, preliminary versions of which have been

10. Conversion of Bolsa NSR. The Bolsa NSR shall be convertible as follows:

(a) Conversion in Case of Bolsa IPO. Subject to applicable laws, automatically at fair market value for shares of common stock of Bolsa immediately prior to an Initial Public Offering (a "Bolsa IPO") of shares of common stock of Bolsa in an amount not less than the sum of (i) $2,000,000 (in words: US Dollars Two Million) (the "Cash Consideration") plus (ii) the principal of any funding made by NewCo in Bolsa after the date of this Agreement;

(b) Conversion in Case of NewCo IPO. Subject to applicable laws, automatically at fair market value for shares of common stock of NewCo immediately prior to an Initial Public Offering (a "NewCo IPO") of shares of common stock of NewCo in an amount not less than the sum of (i) Cash Consideration plus (ii) the principal of any funding made by NewCo in Bolsa after the date of this Agreement;

(c) Optional Conversion in case of Strategic Bolsa Transaction. At the option of Bolsa, subject to applicable laws and approval of the stockholders of Bolsa, at fair market value for shares of common stock of Bolsa, immediately prior to a sale, transfer or license of all or substantially all of the assets of Bolsa for cash or publicly traded securities, or a sale of equity interests for cash or publically traded securities, or a merger, reorganization or other transaction resulting in the stockholders of Bolsa immediately prior to the transaction (on a fully diluted basis) controlling less than the majority of the voting power of the surviving entity on a fully diluted basis (a "Strategic Bolsa Transaction");

(d) Optional Conversion in case of Strategic NewCo Transaction. Subject to applicable laws, at the option of NewCo, at fair market value for shares of common stock of NewCo as of the date of conversion, for shares of common stock of NewCo, immediately prior to a sale, transfer or license of all or substantially all of the assets of NewCo for cash or publically traded securities or a sale of equity interests for cash or publicly traded securities or a merger, reorganization or other transaction resulting in the stockholders of NewCo immediately prior to the transaction (on a fully diluted basis) controlling less than the majority of the voting power of the surviving entity on a fully diluted basis (a "Strategic NewCo Transaction");

(e) Optional Conversion by Aurelio. At the option of Aurelio at fair market value into:

(i) shares of common stock of Bolsa immediately prior to a Strategic Bolsa Transaction; and

(ii) shares of common stock of NewCo immediately prior to a Strategic NewCo Transaction; and

(f) Optional Conversion upon Commencement of Mining Production. Subject to applicable laws and approval of the stockholders of Bolsa, at the option of Bolsa, into a number of shares preferred stock of Bolsa (the "Bolsa Preferred Stock") equal to the product of (i) the number of shares of common stock of Bolsa then outstanding multiplied by (ii) the result obtained when (y) the fair market value of the Bolsa NSR is divided by (z) the fair market value of the Initial Bolsa Real Property Assets. The fair market value of the Bolsa NSR and the fair market value of the Initial Bolsa Real Property Assets will be measured upon commencement of commercial mining production from the Initial Bolsa Real Property Assets.

(g) Terms of the Bolsa Preferred Stock. The Bolsa Preferred Stock, if any, shall be non-participating and will have the following attributes:

(i) The Bolsa Preferred Stock will be entitled to a cumulative annual preferred dividend equal to six percent (6%) of the Original Bolsa Issue Price (as defined below). Subject to applicable laws, upon any conversion of the Bolsa Preferred Stock in accordance with Section 10(c)iv) below, Bolsa shall have the right to convert any unpaid accumulated dividend on the Bolsa Preferred Stock that is being converted into the same class of shares of Bolsa or NewCo, as the case may be, into which the Bolsa Preferred Stock is converted;

(ii) Except as required by applicable law, and subject to Section 9(b), the Bolsa Preferred Stock will vote with all other shares of Bolsa on an as converted basis as a single class on all matters;

(iii) Upon any liquidation, dissolution or winding up of Bolsa, each share of Bolsa Preferred Stock be entitled to receive in preference to the common stock of Bolsa an amount equal to the Original Bolsa Issue Price (as adjusted for any stock dividends, combinations or splits with respect to Bolsa Preferred Stock) plus any unpaid dividends on the Bolsa Preferred Stock. The "Original Bolsa Issue Price" will be equal to the fair market value of the Bolsa NSR as of the date of issuance of the Bolsa Preferred Stock, divided by the number of shares of Bolsa Preferred Stock outstanding as of such date;

(iv) Subject to any adjustment being made to the conversion rate following any recapitalization, share split, consolidation or similar events (collectively "Recapitalization Events") and/or the operation of the anti-dilution provision set forth in subsection (v) of this Section 10(c), the Bolsa Preferred Stock will be convertible as follows, in each case if all shares of Bolsa Preferred Stock are converted:

(A) subject to applicable laws, at the option of the Bolsa immediately prior to a Bolsa IPO or Strategic Bolsa Transaction into an equal number of shares of common stock of Bolsa;

(B) subject to applicable laws, at the option of the NewCo immediately prior to a NewCo IPO or Strategic NewCo Transaction pro rata into an equal number of shares of common stock of NewCo; and

(C) subject to applicable laws, at the option of the then holders of the Bolsa Preferred Stock at any time into an equivalent number of shares of common stock of Bolsa based on the relative fair market values of Bolsa Preferred Stock and common stock of NewCo at the time of such conversion. The fair market value of the common stock of NewCo shall be valued as follows: (i) if traded on the New York Stock Exchange or The NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading days ending three (3) trading days preceding the conversion date; (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the conversion date; or (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by resolution of a majority the board of directors of NewCo; and

(D) subject to applicable laws, at the option of the then holders of the Bolsa Preferred Stock, at any time after the fifth (5th) anniversary of this Agreement for a number of shares of preferred stock of NewCo based on the relative fair market values of Bolsa Preferred Stock and preferred stock of NewCo at the time of such conversion. The shares of preferred stock of NewCo, if issued, shall have the identical rights as set forth under Sections 10(c)(i) - (iii) above and Sections 10(c)(v) and 10(c)(vi) below and shall be convertible at the option of their holder(s) into an equal number of shares of common stock of NewCo, subject to adjustments for stock dividends, combinations or splits with respect to the preferred stock of NewCo.

(v) The Bolsa Preferred Stock will be protected against dilution if Bolsa (i) effects a subdivision or combination of its outstanding common stock or in the event of a reclassification, recapitalization, stock split, stock dividend or other distribution payable in securities of Bolsa or any other person or (ii) within twelve (12) months after the issuance of the Bolsa Preferred Stock issues any capital stock or securities convertible into or exchangeable for common stock at a price per share less than the Original Bolsa Issue Price, in which case such adjustment shall be on a broad based weighted average basis; provided, that the antidilution protections set forth in (ii), above, shall be subject to normal carve-outs for shares of Bolsa common stock and options and warrants to purchase shares of Bolsa common stock, including, without limitation, those issued: (1) to employees in connection with a stock option plan approved by the board of directors of Bolsa, (2) in connection with the conversion of shares of Bolsa Preferred Stock, (3) as a dividend or distribution on shares of Bolsa Preferred Stock, (4) in connection with bona fide acquisitions, mergers or similar transactions, as approved by the board of directors of Bolsa, (5) to financial institutions or other lenders or lessors in connection with leases, equipment financings, revolving lines of creditor borrowings to support working capital, or similar borrowing in the ordinary course of business, as approved by the board of directors of Bolsa.

(vi) The Bolsa Preferred Stock shall be subject to a right of first refusal by all other holders of shares in Bolsa such that if a holder of shares of Bolsa Preferred Stock proposes to sell all or a portion of its shares to a third party other than an affiliate of Aurelio, it must permit the other holders of Bolsa Preferred Stock and the holders of Bolsa common stock at their option to purchase such stock on the same terms as the proposed transferee. Any such transfer will be subject to applicable securities laws.

11. Bankable Feasibility.

(a) Bankable Feasibility. NewCo will develop Bolsa to the stage that Bolsa will produce an internationally certified, independent bankable feasibility study/studies at least in conformity with Canadian National Instrument 43-101 by an internationally recognized investment banker specializing in the mining industry, professional mining engineering firm or similar expert agreed to by the Parties, who will produce a report that shows that there is/are commercial deposits that can be mined ( the "Bankable Feasibility Study"). The Bankable Feasibility Study shall be produced within on or prior to the fourth (4th) anniversary of the date of this Agreement. In connection therewith, Bolsa shall maintain and NewCo shall cause Bolsa to maintain the Initial Bolsa Real Property Assets and make all necessary payments and fulfill all necessary obligations in order to maintain such Initial Bolsa Real Property Assets ("NewCo Property Obligations").

(b) Call Right of Aurelio. To the extent that NewCo fails to meet its NewCo Property Obligations, or to the extent that Bolsa is not in the position to produce the Bankable Feasibility Study in accordance with foregoing Section 10(a) on or prior to the fourth (4th) anniversary of the date of this Agreement, then during the period beginning on the day NewCo fails to meet its NewCo Property Obligations or on such fourth anniversary date of the Bolsa Transaction, as the case may be, and ending one hundred eighty (180) thereafter, Aurelio will have a call right to purchase all of the outstanding shares of common stock and Bolsa Preferred Stock from NewCo (the "Call Transaction") for a purchase price equal to the sum of (i) the Cash Consideration plus (ii) any principal funding made by NewCo in Bolsa after the date of this Agreement and prior to the closing of the Call Transaction, provided, however, that any such Call Transaction shall become null and void if NewCo rectifies its default in meeting its NewCo Property Obligations or if Bolsa is in a position to produce a Bankable Feasibility Study, as the case may be, on or prior to the closing of the Call Transaction. The purchase price will be due on the closing of the Call Transaction, provided, however, that in order to allow Aurelio to arrange for financing of the Call Transaction it shall have one-hundred eighty (180) days from the exercise of the call to arrange such financing.

11. Miscellaneous.

(a) Further Actions. Bolsa and Aurelio hereby agree that they will each take such further action (including the execution and delivery of such future instruments and documents) as any other Party may reasonably request in order to carry out substantially the transactions contemplated by this Agreement or to comply with applicable state and federal laws.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the closing under the Stock Purchase Agreement of all of the transactions contemplated by the Stock Purchase Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d) Reporting. Bolsa shall provide Aurelio bi-annual reports describing progress of activities at the Initial Bolsa Real Property Assets in form and substance reasonably satisfactory to the Parties.

(e) Entire Agreement. This Agreement (including the documents referred to herein), constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Bolsa NSR royalty shall run with the Initial Bolsa Real Property Assets.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Aurelio: Copy to:

Aurelio Resource Corporation Holland & Hart LLP
12345 West Alameda Parkway 555 Seventeenth Street
Suite #202 Suite 3200
Lakewood, CO, 80228 Denver, CO 80202
U.S.A. U.S.A.
Phone: 303-795-3030 Phone: +1 (303) 295-8493
Fax: 303-945-7270 Fax: +1 (303) 291-9145
Attention: David Johnson Attention: Lucy Schlauch-Stark

If to Bolsa: Copy to:

Bolsa Resources, Inc. Buchanan Ingersoll &Rooney PC
620 Eighth Avenue
[ADDRESS] New York, NY 10018
[ADDRESS] U.S.A.
Phone: Phone: +1 (212) 440-4400
Fax: Fax: +1 (212) 440-4401
Attention: Attention: Titus Weinheimer

If to NewCo: Copy to:

[NEWCO] Buchanan Ingersoll &Rooney PC
[ADDRESS] 620 Eighth Avenue
[ADDRESS] New York, NY 10018
[ADDRESS] U.S.A.
Phone: Phone: +1 (212) 440-4400
Fax: Fax: +1 (212) 440-4401
Attention: Attention: Titus Weinheimer

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BOLSA RESOURCES, INC

__________________________________
By:

Name:

Title:

AURELIO RESOURCE CORPORATION

__________________________________
By:

Name:

Title:

[NEWCO]

__________________________________
By:

Name:

Title:

3927007_7.DOC

ANNEX A